Exhibit 99.1

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER ANNOUNCES ACCEPTANCE OF

TENDERED 7.50% SENIOR NOTES DUE 2012

Boston, Massachusetts – June 10, 2009 – American Tower Corporation (NYSE: AMT) announced today that it received tenders of approximately 90.7% or $204,141,000 of the $225,000,000 outstanding aggregate principal amount of its 7.50% senior notes due 2012 (the “Notes”) prior to 5:00 p.m., New York City time, on June 9, 2009 (the “Early Tender Date”) in connection with its previously announced tender offer.

On June 10, 2009, the Company elected to accept for payment all Notes that had been validly tendered and not validly withdrawn prior to the Early Tender Date pursuant to the tender offer. Accordingly, the Company paid approximately $210.1 million in connection with the tender offer, including approximately $1.7 million in accrued and unpaid interest, to holders of the Notes.

The tender offer will expire at 11:59 p.m., New York City time, on June 23, 2009 (the “Expiration Date”), unless extended or earlier terminated by the Company. The Company will accept for purchase all Notes validly tendered and not validly withdrawn after the Early Tender Date and prior to the Expiration Date promptly after the Expiration Date. The Company reserves the right to terminate, withdraw or amend the tender offer at any time subject to applicable law.

The complete terms and conditions of the tender offer are set forth in the tender offer documents, which have been sent to holders of the Notes.

If, following the consummation of the tender offer, any of the Notes remain outstanding, the Company intends to redeem such Notes at a redemption price of $1,018.75 per $1,000 principal amount of the Notes pursuant to the terms of the Notes and the indenture under which they were issued.

The Company has retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the tender offer. Questions about the tender offer may be directed to the Dealer Manager at 800-820-1653 (toll free). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc., the information agent for the tender offer, at 800-967-7921 (toll free) or 212-269-5550 (collect).

The tender offer is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company. No recommendation is made as to whether holders of the Notes should tender their Notes.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the Company’s expectations regarding the Notes to be tendered in the tender offer, the amounts to be paid to holders of the Notes in the tender offer and the conditions to the tender offer. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-Q for the quarter ended March 31, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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